Exhibit 99.1

Quidel Contact:	Media and Investors Contact:
Quidel Corporation	Quidel Corporation
Randy Steward	Ruben Argueta
Chief Financial Officer	858.646.8023
858.552.7931	ruben.argueta@quidel.com

QUIDEL REPORTS FIRST QUARTER 2016 FINANCIAL RESULTS

SAN DIEGO, CA – (Marketwired) - April 27, 2016 — Quidel Corporation (NASDAQ: QDEL), a provider of rapid diagnostic testing solutions, cellular-based virology assays and molecular diagnostic systems, announced today financial results for the first quarter ended March 31, 2016.

First Quarter 2016 Highlights:

•	Total revenues were $50.3 million as compared to $61.7 million in the first quarter of 2015.

•
Reported GAAP EPS of $(0.11) per share as compared to $0.11 per diluted share in the first quarter of 2015 and non-GAAP EPS of $0.02 per diluted share as compared to $0.30 per diluted share in the first quarter of 2015.

•	Received CE Mark for Sofia® Fluorescent Immunoassay for Diagnosis of Pneumococcal Pneumonia and Pneumococcal Meningitis.

First Quarter 2016 Results
Total revenues for the first quarter of 2016 decreased 18% to $50.3 million, as compared to $61.7 million in the first quarter of 2015. The decrease in revenues was primarily due to lower sales of Infectious Disease products in the first quarter of 2016, due to a delayed and weaker influenza season than in the first quarter of 2015.

Infectious Disease product revenues decreased 25% in the first quarter, led by lower sales of influenza products. Total influenza revenues in the first quarter of 2016 decreased 40% from the first quarter of 2015 to $20.1 million. Of the total influenza revenues, Sofia revenues made up 48%, QuickVue® revenues accounted for 38%, and DHI Respiratory revenues were 14%. Over the same period, Women's Health revenues and Gastrointestinal revenues were $9.1 million and $1.7 million, respectively.

“Revenues in the quarter were affected by a delayed and weaker than expected influenza season, offset somewhat by market share gains resulting from Sofia placements throughout 2015 and into Q1, 2016,” said Douglas Bryant, president and CEO of Quidel Corporation. "While the late start to the season had an obvious impact on the business, we were nevertheless encouraged by our visibility from start to finish -- to the number of tests and positivity rates by community -- because of the many Sofia analyzers now transmitting real-time data into Virena, our cloud-based data management system."

Total costs and expenses in the first quarter of 2016 were $53.8 million as compared to $53.0 million in the first quarter of 2015. Gross margin for the quarter was 62% as compared to 66% for the same period last year. The reduction in first quarter gross margin was the result of unfavorable product mix, driven by lower influenza sales. Operating expenses, excluding amortization of intangible assets, were $32.3 million in the first quarter of 2016, as compared to $29.7 million in the first quarter of 2015. Research and Development expenses increased by $4.7 million over the first quarter of 2015, primarily due to increased product development costs associated with Savanna, Sofia and Solana. Sales and Marketing expenses increased by $0.5 million primarily due to Virena® marketing. General and administrative expenses in the first quarter of 2016 decreased by $2.6 million, primarily due to business development costs in the first quarter of 2015, which did not occur in 2016.

Net loss for the first quarter of 2016 was $3.4 million, or $(0.11) per share, compared to net income of $4.0 million, or $0.11 per diluted share, for the first quarter of 2015. On a non-GAAP basis, excluding amortization of intangibles, stock compensation expense and certain non-recurring items, net income for the first quarter of 2016 was $0.6 million, or $0.02 per diluted share, compared to net income of $10.8 million, or $0.30 per diluted share, for the same period in 2015.

Immutopics Acquisition
On March 18, 2016, Diagnostic Hybrids, Inc., a wholly-owned subsidiary of Quidel, acquired Immutopics, Inc., a life science research company, for approximately $5.5 million in cash and contingent consideration. Immutopics is a San Clemente, California-based company that supplies innovative assays for assessing bone health to the research and scientific communities.

Non-GAAP Financial Information
The Company is providing non-GAAP financial information to exclude the effect of stock-based compensation, amortization of intangibles and certain non-recurring items on earnings (loss) and net earnings (loss) per share as a supplement to its consolidated financial statements, which are presented in accordance with generally accepted accounting principles in the U.S., or GAAP.

Management is providing the adjusted net earnings (loss) and adjusted net earnings (loss) per share information for the periods presented because it believes this enhances the comparison of the Company’s financial performance from period-to-period, and to that of its competitors. This press release is not meant to be considered in isolation, or as a substitute for results prepared in accordance with GAAP. A reconciliation of the non-GAAP financial measures to the comparable GAAP measures is included in this press release as part of the attached financial tables.

Conference Call Information
Quidel management will host a conference call to discuss the first quarter results as well as other business matters today beginning at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). During the conference call, management may answer questions concerning business and financial developments and trends. Quidel’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed.

To participate in the live call by telephone from the U.S., dial 877-930-5791, and enter the audience pass code 8886-6697.

A live webcast of the call can be accessed at http://ir.quidel.com, and the Web site replay will be available for 14 days. The telephone replay will be available for 48 hours beginning at 8:00 p.m. Eastern Time (5:00 p.m. Pacific Time) today by dialing 404-537-3406 from the U.S., or 855-859-2056 for international callers, and entering pass code 8886-6697.

About Quidel Corporation
Quidel Corporation serves to enhance the health and well-being of people around the globe through the development of diagnostic solutions that can lead to improved patient outcomes and provide economic benefits to the healthcare system. Marketed under the QuickVue®, D3® Direct Detection and Thyretain® leading brand names, as well as under the new Sofia®, AmpliVue®, Solana® and Lyra® brands, Quidel’s products aid in the detection and diagnosis of many critical diseases and conditions, including, among others, influenza, respiratory syncytial virus, Strep A, herpes, pregnancy, thyroid disease and fecal occult blood. Quidel’s research and development engine is also developing a continuum of diagnostic solutions from advanced lateral-flow and direct fluorescent antibody to molecular diagnostic tests to further improve the quality of healthcare in physicians’ offices and hospital and reference laboratories. For more information about Quidel’s comprehensive product portfolio, visit quidel.com.

This press release contains forward-looking statements within the meaning of the federal securities laws that involve material risks, assumptions and uncertainties. Many possible events or factors could affect our future financial results and performance, such that our actual results and performance may differ materially from those that may be described or implied in the forward-looking statements. As such, no forward-looking statement can be guaranteed. Differences in actual results and performance may arise as a result of a number of factors including, without limitation, fluctuations in our operating results resulting from seasonality, the timing of the onset, length and severity of cold and flu seasons, government and media attention focused on influenza and the related potential impact on humans from novel influenza viruses, adverse changes in competitive conditions in domestic and international markets, changes in sales levels as it relates to the absorption of our fixed costs, lower than anticipated market penetration of our products, the reimbursement system currently in place and future changes to that system, changes in economic conditions in our domestic and international markets, the quantity of our product in our distributors’ inventory or distribution channels, changes in the buying patterns of our distributors, and changes in the healthcare market and consolidation of our customer base; our development and protection of intellectual property; our development of new technologies, products and markets; our reliance on a limited number of key distributors; our reliance on sales of our influenza diagnostics tests; our ability to manage our growth strategy, including our ability to integrate companies or technologies we have acquired or may acquire; intellectual property risks, including but not limited to, infringement litigation; our debt service requirements; our inability to settle conversions of our convertible senior notes in cash; the effect on our operating results from the trigger of the conditional conversion feature of our convertible senior notes; limitations and covenants in our senior credit facility; our need for additional funds to finance our operating needs; volatility and disruption in the global capital and credit markets; acceptance of our products among physicians and other healthcare providers; competition with other providers of diagnostic products; adverse actions or delays in new product reviews or related to currently-marketed products by the U.S. Food and Drug Administration (the “FDA”); changes in government policies; compliance with other government regulations, such as safe working conditions, manufacturing practices, environmental protection, fire hazard and disposal of hazardous substances; third-party reimbursement policies; our ability to meet demand for our products; interruptions in our supply of raw materials; product defects; business risks not covered by insurance and exposure to other litigation claims; interruption to our computer systems; competition for and loss of management and key personnel; international risks, including but not limited to, compliance with product registration requirements, exposure to currency exchange fluctuations and foreign currency exchange risk sharing arrangements, longer payment cycles, lower selling prices and greater difficulty in collecting accounts receivable, reduced protection of intellectual property rights, political and economic instability, taxes, and diversion of lower priced international products into U.S. markets; our significant debt service requirements; the possibility that we may incur additional indebtedness; dilution resulting from future sales of our equity; volatility in our stock price; provisions in our charter documents, Delaware law and our convertible senior notes that might delay or impede stockholder actions with respect to business combinations or similar transactions; and our intention of not paying dividends. Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “might,” “expect,” “anticipate,” “estimate,” “plan,” “intend,” “goal,” “project,” “strategy,” “future,” and similar words, although some forward-looking statements are expressed differently. The risks described in reports and registration statements that we file with the Securities and Exchange Commission (the “SEC”) from time to time should be carefully considered. You are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of this press release. Except as required by law, we undertake no obligation to publicly release the results of any revision or update of these forward-looking statements, whether as a result of new information, future events or otherwise.

QUIDEL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data; unaudited)

	Three months ended March 31,
	2016	2015
Total revenues	$50,321	$61,701
Cost of sales (excludes amortization of intangible assets from acquired businesses and technology)	19,249	21,112
Research and development	12,707	8,051
Sales and marketing	12,317	11,788
General and administrative	7,289	9,860
Amortization of intangible assets from acquired businesses and technology	2,219	2,201
Total costs and expenses	53,781	53,012
Operating (loss) income	(3,460)	8,689
Interest expense, net	(2,689)	(2,895)
(Loss) income before taxes	(6,149)	5,794
(Benefit) provision for income taxes	(2,703)	1,803
Net (loss) income	$(3,446)	$3,991

Basic (loss) earnings per share	$(0.11)	$0.12
Diluted (loss) earnings per share	$(0.11)	$0.11

Shares used in basic per share calculation	32,727	34,641
Shares used in diluted per share calculation	32,727	35,745

Gross profit as a % of total revenues	62%	66%
Research and development as a % of total revenues	25%	13%
Sales and marketing as a % of total revenues	24%	19%
General and administrative as a % of total revenues	14%	16%

Condensed balance sheet data (in thousands):	3/31/2016	12/31/2015
Cash, cash equivalents and restricted cash	$153,447	$191,534
Accounts receivable, net	26,446	18,398
Inventories	24,820	26,388
Total assets	378,758	406,505
Long-term debt	144,191	147,329
Stockholders’ equity	198,403	218,676

QUIDEL CORPORATION
Reconciliation of Non-GAAP Financial Information
(In thousands, except per share data; unaudited)

	Three months ended March 31,
	2016	2015
	(unaudited)
Net (loss) income - GAAP	$(3,446)	$3,991
Add:
Non-cash stock compensation expense	1,980	2,068
Amortization of intangibles	2,352	3,003
Amortization of debt discount and issuance costs	1,346	1,319
One-time business development expenses	119	2,305
Income tax impact of valuation allowance for deferred tax assets	280	797
Income tax impact of non-cash stock compensation expense, amortization of intangibles, debt discount and issuance costs and one-time business development expenses	(2,029)	(2,704)
Adjusted net income	$602	$10,779
Basic earnings per share:
Adjusted net earnings	$0.02	$0.31
Net (loss) earnings - GAAP	$(0.11)	$0.12
Diluted earnings per share:
Adjusted net earnings	$0.02	$0.30
Net (loss) earnings - GAAP	$(0.11)	$0.11